News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES RECORD SECOND QUARTER FISCAL 2018 RESULTS
-- Quarterly Revenues Increased 26% Over Prior Year on Continued Strong Towable Segment Growth --
-- Quarterly Diluted EPS of $0.69, Up 44% Over Prior Year --
-- Gross Margins Increased 110 Basis Points Over Prior Year --

FOREST CITY, IOWA, March 21, 2018 - Winnebago Industries, Inc. (NYSE:WGO), a leading recreation vehicle manufacturer, today reported financial results for the Company's second quarter of Fiscal 2018.

Second Quarter Fiscal 2018 Results
Revenues for the Fiscal 2018 second quarter ended February 24, 2018, were $468.4 million, an increase of 26.4% compared to $370.5 million for the same Fiscal 2017 period. Gross profit was $67.7 million, an increase of 37.2% compared to $49.3 million for the Fiscal 2017 period. Gross profit margin increased 110 basis points in the quarter, driven by the continuation of accelerated growth in the Towable segment, which accounted for 57% of revenues in the Fiscal 2018 second quarter. Operating income was $35.3 million for the quarter, an improvement of 24.2% compared to $28.4 million in the second quarter of last year. Fiscal 2018 second quarter net income was $22.1 million, an increase of 44.6% compared to $15.3 million in the same period last year. Earnings per diluted share were $0.69, an increase of 44% compared to earnings per diluted share of $0.48 in the same period last year. As a result of the recently enacted Tax Cuts and Jobs Act, a favorable $2.3 million net tax benefit was recorded in the quarter, impacting earnings per diluted share by $0.07. Consolidated Adjusted EBITDA was $39.4 million for the quarter, compared to $29.1 million last year, an increase of 35.5%.

President and Chief Executive Officer Michael Happe commented, “The second quarter marked another period of solid consolidated results for Winnebago Industries, including strong sales growth, overall market share accretion, and margin improvement, as we continue to build a more balanced full-line RV portfolio. Our Towables segment outpaced the industry with robust organic growth and impressive profitability across the Winnebago and Grand Design brands. The Towables backlog position and retail performance remain strong, with reasonable field inventory levels driven by our market momentum, increasing share of dealer lots, and further product line expansion. We continue to make incremental progress facing the market in our Motorized segment, with encouraging double-digit percentage retail growth in the quarter and a strong increase in our Motorized backlog driven by improving product line vitality and appeal. However, there remains much work ahead on Motorized profitability improvement as we work to drive a return on the current costs and investments associated with the turnaround strategy."

Mr. Happe added, “During the quarter, we recorded a tax reform benefit and expect a similar favorable tax rate for the remainder of Fiscal 2018. We are committed to passing a portion of the tax savings to our hard-working Winnebago Industries employees in the form of a bonus and other selective wage adjustments, making a donation to our foundation, and accelerating facility improvements over the coming months which will create better work environments. As always, I want to sincerely thank each and every one of our employees for their tremendous efforts and dedication to building a stronger future for our Company.”

Motorized
In the second quarter, revenues for the Motorized segment were $202.0 million, up 1.5% from the previous year. Segment Adjusted EBITDA was $4.0 million, down 62.7% from the prior year. Adjusted EBITDA margin decreased 340 basis points, driven by manufacturing start-up investments, increased material costs, and product mix shifts. For the second quarter, backlog increased 42.5%, or over 900 units, compared to the same period last year. This healthy increase reflects the strength of our recently introduced new products.

Towable
Revenues for the Towable segment were $266.4 million for the quarter, up 55.2% over the prior year, driven by strong organic growth across the Grand Design RV and Winnebago-branded lines. Segment Adjusted EBITDA was $35.3 million, up 93.8% over the prior year. Adjusted EBITDA margin increased 270 basis points, due to fixed cost leverage on the strong sales growth. Backlog remains strong at over 9,000 units, while retail sales continue to outpace the industry for both brands.

Balance Sheet and Cash Flow
As of February 24, 2018, the Company had total outstanding debt of $271.1 million ($279.7 million of debt, net of debt issuance costs of $8.6 million) and working capital of $177.1 million. The debt-to-equity ratio as of February 24, 2018 declined to 56.7% from 59.3% as of November 25, 2017 and the ratio of net debt to Adjusted EBITDA was 1.4x as of the end of the quarter. Cash flow from operations was $15.0 million for the six months ended February 24, 2018, an increase of $9.9 million from the comparative period in Fiscal 2017, driven by increased earnings, partially offset by changes in working capital.

Tax Reform Impact
As a result of the recently-enacted tax reform legislation, the Company recorded a net benefit of $2.3 million in the second quarter and a tax rate of 27.2%. The Company recorded a charge related to the re-measurement of net deferred tax assets, which was more than offset by the benefit recorded associated with the reduction in the federal tax rate. The Company projects its tax rate will be approximately 29% for Fiscal 2018, reflecting a blended tax rate for the fiscal year. The Company plans to utilize a portion of the tax reform benefit for employee compensation, making a donation to its foundation, and facility improvements. For the full fiscal year 2018, the Company is currently projecting the improved tax rate to benefit diluted earnings per share by an estimated $0.10 to $0.12, net of the reinvestments mentioned previously. The Company expects to have a further reduction in its tax rate in fiscal 2019 as the full fiscal year realizes the benefit of the lower federal statutory rate of 21%.

Quarterly Cash Dividend
On March 14, 2018, the Company’s board of directors approved a quarterly cash dividend of $0.10 per share payable on April 25, 2018, to common stockholders of record at the close of business on April 11, 2018.

Mr. Happe continued, “As we move into the second half of Fiscal 2018, we are well-positioned to capitalize on the upcoming retail season with an improving product line across both brands, increased capacity within our Grand Design business, and a focus to provide our customers with a high level of product quality and service support. We remain cautiously optimistic about the retail prospects for the RV industry this year and believe Winnebago and Grand Design inventory levels are appropriate in relation to our momentum and the addition of new products entering the market. Initial interest in our recently announced product introductions has been strong, with significant enthusiasm from dealers for the new Grand Design Transcend introductory-level travel trailer and the Revel 4x4 Class B van from Winnebago. We also recently unveiled the new Winnebago Class C Outlook motorhome earlier this month at our national dealer meeting. Our strategic investments specific to ERP implementation and Grand Design campus expansion are on schedule and we are nearing the kick-off of our Winnebago-branded Towable capacity expansion project. Our balance sheet continues to improve and there is strategic focus on identifying new paths to profitable growth around our vision to become a trusted leader in outdoor lifestyle solutions.”

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss second quarter Fiscal 2018 results at 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago has multiple facilities in Iowa, Indiana, Oregon and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to ERP, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except percent and per share data)

	Three Months Ended
	February 24, 2018		February 25, 2017
Net revenues	$468,359	100.0%	$370,510	100.0%
Cost of goods sold	400,698	85.6%	321,194	86.7%
Gross profit	67,661	14.4%	49,316	13.3%
Operating expenses:
Selling	12,209	2.6%	9,553	2.6%
General and administrative	18,268	3.9%	12,540	3.4%
Postretirement health care benefit income	—	—%	(11,983)	(3.2)%
Transaction costs	—	—%	463	0.1%
Amortization of intangible assets	1,933	0.4%	10,367	2.8%
Total SG&A	32,410	6.9%	20,940	5.7%
Operating income	35,251	7.5%	28,376	7.7%
Interest expense	4,918	1.1%	5,178	1.4%
Non-operating expense	11	—%	4	—%
Income before income taxes	30,322	6.5%	23,194	6.3%
Provision for income taxes	8,234	1.8%	7,916	2.1%
Net income	$22,088	4.7%	$15,278	4.1%
Income per common share:
Basic	$0.70		$0.48
Diluted	$0.69		$0.48
Weighted average common shares outstanding:
Basic	31,654		31,577
Diluted	31,854		31,686

	Six Months Ended
	February 24, 2018		February 25, 2017
Net revenues	$918,380	100.0%	$615,818	100.0%
Cost of goods sold	787,888	85.8%	537,627	87.3%
Gross profit	130,492	14.2%	78,191	12.7%
Operating expenses:
Selling	24,343	2.7%	15,423	2.5%
General and administrative	35,684	3.9%	22,446	3.6%
Postretirement health care benefit income	—	—%	(24,796)	(4.0)%
Transaction costs	50	—%	5,925	1.0%
Amortization of intangible assets	3,988	0.4%	12,418	2.0%
Total SG&A	64,065	7.0%	31,416	5.1%
Operating income	66,427	7.2%	46,775	7.6%
Interest expense	9,699	1.1%	6,306	1.0%
Non-operating income	(112)	—%	(83)	—%
Income before income taxes	56,840	6.2%	40,552	6.6%
Provision for taxes	16,794	1.8%	13,536	2.2%
Net income	$40,046	4.4%	$27,016	4.4%
Income per common share:
Basic	$1.27		$0.91
Diluted	$1.26		$0.91
Weighted average common shares outstanding:
Basic	31,634		29,707
Diluted	31,852		29,827
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	Feb 24, 2018	Aug 26, 2017
ASSETS
Current assets:
Cash and cash equivalents	$27,443	$35,945
Receivables, net	157,425	124,539
Inventories	178,046	142,265
Prepaid expenses and other assets	9,788	11,388
Total current assets	372,702	314,137
Total property and equipment, net	78,798	71,560
Other assets:
Goodwill	244,684	242,728
Other intangible assets, net	224,452	228,440
Investment in life insurance	27,921	27,418
Deferred income taxes	9,813	12,736
Other assets	6,956	5,493
Total assets	$965,326	$902,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$99,727	$79,194
Current maturities of long-term debt	—	2,850
Income taxes payable	2,792	7,450
Accrued expenses	93,071	77,664
Total current liabilities	195,590	167,158
Non-current liabilities:
Long-term debt, less current maturities	271,102	271,726
Unrecognized tax benefits	1,668	1,606
Deferred compensation and postretirement health care benefits, net of current portion	18,907	19,270
Other	250	1,078
Total non-current liabilities	291,927	293,680
Shareholders' equity	477,809	441,674
Total liabilities and shareholders' equity	$965,326	$902,512

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	Feb 24, 2018	Feb 25, 2017
Operating activities:
Net income	$40,046	$27,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,328	3,428
Amortization of intangible assets	3,988	12,418
Amortization of debt issuance costs	826	485
LIFO expense	598	598
Stock-based compensation	3,553	1,539
Deferred income taxes	2,080	6,857
Postretirement benefit income and deferred compensation expenses	578	(24,034)
Other	(498)	(452)
Change in assets and liabilities:
Inventories	(36,379)	(11,232)
Receivables, prepaid and other assets	(31,096)	(21,551)
Income taxes and unrecognized tax benefits	(4,510)	(4,631)
Accounts payable and accrued expenses	32,908	16,131
Postretirement and deferred compensation benefits	(1,377)	(1,430)
Net cash provided by operating activities	15,045	5,142

Investing activities:
Purchases of property, plant and equipment	(11,675)	(6,938)
Proceeds from the sale of property	299	65
Acquisition of business, net of cash acquired	—	(394,694)
Other	(18)	620
Net cash used in investing activities	(11,394)	(400,947)

Financing activities:
Payments for purchase of common stock	(1,478)	(1,365)
Payments of cash dividends	(6,375)	(6,370)
Payments of debt issuance costs	—	(11,020)
Borrowings on credit facility	19,700	366,400
Repayment of credit facility	(24,000)	(26,400)
Other	—	(92)
Net cash (used in) provided by financing activities	(12,153)	321,153

Net decrease in cash and cash equivalents	(8,502)	(74,652)
Cash and cash equivalents at beginning of period	35,945	85,583
Cash and cash equivalents at end of period	$27,443	$10,931

Supplemental cash flow disclosure:
Income taxes paid, net	$19,290	$11,692
Interest paid	$8,906	$1,731
Non-cash transactions:
Issuance of Winnebago common stock for acquisition of business	$—	$124,066
Capital expenditures in accounts payable	$1,012	$322

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorized
(In thousands, except unit data)

	Quarter Ended
	Feb 24, 2018	% of Revenue	Feb 25, 2017	% of Revenue	Change
Net revenues	$202,001		$198,936		$3,065	1.5%
Adjusted EBITDA	4,044	2.0%	10,838	5.4%	(6,794)	(62.7)%

Unit deliveries	Feb 24, 2018	Product Mix % (1)	Feb 25, 2017	Product Mix % (1)	Change
Class A	881	39.9%	800	38.0%	81	10.1%
Class B	411	18.6%	376	17.8%	35	9.3%
Class C	918	41.5%	931	44.2%	(13)	(1.4)%
Total motorhomes	2,210	100.0%	2,107	100.0%	103	4.9%

	Six Months Ended
	Feb 24, 2018	% of Revenue	Feb 25, 2017	% of Revenue	Change
Net revenues	$392,357		$394,061		$(1,704)	(0.4)%
Adjusted EBITDA	7,199	1.8%	21,954	5.6%	(14,755)	(67.2)%

Unit deliveries	Feb 24, 2018	Product Mix % (1)	Feb 25, 2017	Product Mix % (1)	Change
Class A	1,604	37.9%	1,466	35.7%	138	9.4%
Class B	781	18.5%	677	16.5%	104	15.4%
Class C	1,844	43.6%	1,964	47.8%	(120)	(6.1)%
Total motorhomes	4,229	100.0%	4,107	100.0%	122	3.0%

			As Of
Backlog (2)			Feb 24, 2018	Feb 25, 2017	Change
Units			3,053	2,143	910	42.5%
Dollars			$276,231	$191,522	$84,709	44.2%

Dealer Inventory
Units			4,827	5,068	(241)	(4.8)%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers generally to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(In thousands, except unit data)

	Quarter Ended
	Feb 24, 2018	% of Revenue	Feb 25, 2017	% of Revenue	Change
Net revenues	$266,358		$171,574		$94,784	55.2%
Adjusted EBITDA	35,338	13.3%	18,233	10.6%	17,105	93.8%

Unit deliveries	Feb 24, 2018	Product Mix % (1)	Feb 25, 2017	Product Mix % (1)	Change
Travel trailer	5,083	59.9%	3,046	56.3%	2,037	66.9%
Fifth wheel	3,398	40.1%	2,365	43.7%	1,033	43.7%
Total towables	8,481	100.0%	5,411	100.0%	3,070	56.7%

	Six Months Ended
	Feb 24, 2018	% of Revenue	Feb 25, 2017	% of Revenue	Change
Net revenues	$526,023		$221,757		$304,266	137.2%
Adjusted EBITDA	67,594	12.9%	21,796	9.8%	45,798	210.1%

Unit deliveries	Feb 24, 2018	Product Mix % (1)	Feb 25, 2017	Product Mix % (1)	Change
Travel trailer	10,432	60.8%	4,555	61.4%	5,877	129.0%
Fifth wheel	6,725	39.2%	2,868	38.6%	3,857	134.5%
Total towables	17,157	100.0%	7,423	100.0%	9,734	131.1%

			As Of
Backlog (2)			Feb 24, 2018	Feb 25, 2017	Change
Units			9,342	8,490	852	10.0%
Dollars			$302,630	$261,995	$40,635	15.5%

Dealer Inventory
Units			15,728	9,216	6,512	70.7%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers generally to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.

Non-GAAP Reconciliation
We have provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following table reconciles net income to consolidated Adjusted EBITDA.

	Quarter Ended		Six Months Ended
(In thousands)	Feb 24, 2018	Feb 25, 2017	Feb 24, 2018	Feb 25, 2017
Net income	$22,088	$15,278	$40,046	$27,016
Interest expense	4,918	5,178	9,699	6,306
Provision for income taxes	8,234	7,916	16,794	13,536
Depreciation	2,198	1,848	4,328	3,428
Amortization of intangible assets	1,933	10,367	3,988	12,418
EBITDA	39,371	40,587	74,855	62,704
Postretirement health care benefit income	—	(11,983)	—	(24,796)
Transaction costs	—	463	50	5,925
Non-operating expense (income)	11	4	(112)	(83)
Adjusted EBITDA	$39,382	$29,071	$74,793	$43,750

We have provided non-GAAP performance measures of EBITDA and Adjusted EBITDA as a comparable measure to illustrate the effect of non-recurring transactions occurring during the quarter and improve comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense.  We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because each measure excludes amounts that we do not consider part of our core operating results when assessing our performance. These types of adjustments are also specified in the definition of certain measures required under the terms of our credit facility. Examples of items excluded from Adjusted EBITDA include the postretirement health care benefit income from terminating the plan and transaction costs related to our acquisition of Grand Design.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as its performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and, (e) to ensure compliance with covenants and restricted activities under the terms of our Credit Facility. We believe these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.